EXHIBIT 2.1

AMENDMENT TO
PURCHASE AND SALE AGREEMENT

This AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is made as of March 5, 2012, by and among Eagle Operating, Inc., a North Dakota corporation (“Seller”), Williston Hunter ND, LLC, a Delaware limited liability company (“Buyer”) and for the limited purposes herein, Magnum Hunter Resources Corporation, a Delaware corporation (“Magnum Hunter”).  Buyer and Seller may each be referred to herein as “Party” and together as the “Parties.”  Capitalized terms used but not otherwise defined herein shall have the meaning ascribed thereto in the Agreement (defined in the first recital below).

WHEREAS, Buyer, Seller and Magnum Hunter entered into that certain Purchase and Sale Agreement dated August 4, 2011 (the “Agreement”), covering, among other matters, the purchase and sale of the Assets and the agreement by Seller and Magnum Hunter to execute and deliver the Settlement Agreement at Closing whereby Seller and Magnum Hunter shall mutually release one another from any and all claims and disputes between such parties, including with respect to the Litigation;

WHEREAS, subsequent to the execution of the Agreement, Seller delivered a Preliminary Settlement Statement to Buyer which set forth, among other items, a positive adjustment to the Purchase Price equal to $5,917,685.31 described therein as the “EFMU JIB March 2010-July 2011” (the “Disputed EFMU Adjustment”);

WHEREAS, Buyer, Magnum Hunter and Seller are parties in two cases presently pending, and filed subsequent to the execution of the Agreement, in the United States District Court for the District of North Dakota, Northwestern Division, as Civil Action No.: 4:11-CV-00066 and Civil Action No.: 4:11-CV-00067, both of which relate, in part, to the legitimacy of the Disputed EFMU Adjustment (both such Civil Actions, the “Subsequent Litigation”) and the failure of the Parties to Close the transaction contemplated by the Agreement;

WHEREAS, Buyer, Seller and Magnum Hunter desire to amend the Agreement pursuant to the terms and conditions set forth herein by entering into this Amendment;

NOW, THEREFORE, for and in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.            Closing Date.  The reference to “August 18, 2011” in the definition of “Closing Date” in Section 1.1 of the Agreement is hereby deleted and replaced with “March 30, 2012.”

2.           Section 2.5(d).  Section 2.5(d) of the Agreement is hereby amended by adding the following to the end of such Section:

Notwithstanding the foregoing or anything else in the Agreement to the contrary, subject to Section 5 of this Amendment, at Closing, (i) Buyer shall not pay to Seller any adjustments to the Purchase Price attributable to any capital or operating expenditures relating to the EFMU Wells, including without limitation the Disputed EFMU Adjustment, and accordingly, the Cash Consideration paid at Closing shall not be increased as a result of such capital or operating expenditures rather, the issue of whether the Disputed EFMU Adjustment shall be paid by Magnum Hunter shall be decided in an arbitration pursuant to Section 2.5(g) of the Agreement and (ii) Magnum Hunter shall issue the Shares to Seller based upon the Closing Date as amended in Section 1 of this Amendment and not based upon a Closing Date of August 18, 2011.

3.           Section 9.1(b).  The reference to “August 18, 2011” in Section 9.1(b) of the Agreement is hereby deleted and replaced with “March 30, 2012.”

4.           Ratification.  The parties hereto hereby ratify and approve the Agreement, as amended hereby, and the parties hereto acknowledge that all of the terms and provisions of the Agreement, as amended hereby, are and remain in full force and effect.

5.           No Admission or Waiver; Preservation of Remedies.  Nothing herein shall be construed as an admission or waiver of any rights or remedies of Seller, Buyer or Magnum Hunter, with respect to any matter, including without limitation the Litigation, the Subsequent Litigation, breaches of the Agreement, enforcing (in whole or in part) any provisions of the Agreement or this Amendment, the Disputed EFMU Adjustment or the issuing of the Shares by Magnum Hunter to Seller.  All such rights and remedies are preserved to the fullest extent.

6.           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement.

7.           Execution by Magnum Hunter.  Magnum Hunter is executing this Amendment for the limited purposes of evidencing its agreement to be bound by Section 2.2(ii), Section 2.7 and Article IV of the Agreement, as amended hereby.

[REMAINDER OF PAGE LEFT BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

EAGLE OPERATING, INC.

By:	/s/ Robert Mau
Name: Robert Mau
Title: President

WILLISTON HUNTER ND, LLC

By:	Magnum Hunter Resources Corporation, its sole member

By:	/s/ Gary C. Evans
Name: Gary C. Evans Title: Chairman and Chief Executive Officer

MAGNUM HUNTER RESOURCES CORPORATION

By:	/s/ Gary C. Evans
Name: Gary C. Evans Title: Chairman and Chief Executive Officer

[Signature Page to Amendment to Purchase and Sale Agreement]